Exhibit 10.4

PROMISSORY NOTE

July 22, 2011	$ 100,000.00

Whereas Charles M. Basner, (“Lender”), having an address of 10 Orchard Blossom Rd., Windham, NH 03087, has loaned $ 100,000.00 to Kenergy Scientific, Inc., formerly SpeechSwitch, Inc. (“Borrower”), a New Jersey corporation, having an address of 6 Minneakoning Rd., Flemington, NJ 08822  on this 22nd day of July, 2011, receipt of which is acknowledged;

Now, Therefore, the parties agree as follows:

Borrower shall pay Lender the full sum of $ 100,000.00, plus 7 % per annum interest on or before March 22, 2012.  In the event that Borrower fails to make payment in full on that date, then this Note shall automatically become a default instrument and Lender may take whatever action he may elect to recover his loss, including legal action, with continuing accrual of 7 % per annum interest, and attorney’s fees.

July 22, 2011	Kenergy Scientific, Inc.
(formerly SpeechSwitch, Inc.)

______________________ Kenneth P. Glynn, CEO